UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

REMEDENT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-15975 (Commission File Number)	86-0837251 (I.R.S. Employer Identification No.)

Xavier de Cocklaan 42, 9831

Deurle, Belgium

(Address and telephone number of principal executive offices) (Zip Code)

011-329-321-7080

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2006, Remedent, Inc. (the "Company") entered into an Exclusive License and Distribution Agreement with Dream Life Inc., a California corporation (“Dream Life”) effective as of March 22, 2006 (the “Agreement”). Pursuant to the Agreement, Dream Life will be the Company’s sole and exclusive distributor of the MetaTray® products (“Products”) in China, Korea, Vietnam, Mongolia and Thailand.

The Agreement requires Dream Life to order 10,000 units per quarter or 40,000 units per year (the “Minimum Quantity”), with minimum orders of no less than 2,000 units. In the event that Dream Life fails to sell the Minimum Quantity in any calendar year during the term of the Agreement, the Company has the right to terminate the Agreement. The Company must provide written notice to Dream Life within sixty (60) days after the close of the calendar year in which Dream Life failed to sell the Minimum Quantity (the “Notice”). In the event that Dream Life does not cure the default within thirty (30) days from receiving the Notice, the Company, at is option, may terminate the Agreement.

The Company has also granted to Dream Life a right of first offer with respect to any new products in the MetaTray family of products that are developed by the Company after the parties entered into this Agreement.

The term of the Agreement is for an initial two (2) years (the “Initial Term”), unless terminated by either party under the Agreement. After the end of the Initial Term, the Agreement will automatically be extended for successive two (2) year terms (“Additional Term”) unless the Agreement is terminated by written notice at least three (3) months before the expiration of the Initial Term or the respective Additional Term.

Section 8 - Other Events

Item 8.01	Other Events.

On March 30, 2006, the Company issued a press release regarding the entry into an Exclusive License and Distribution Agreement with Dream Life Inc., a California corporation. A copy of the press release has been filed as an exhibit to this current report Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Exhibit Description

99	Press Release dated March 30, 2006 entitled “Remedent, Inc. Signs Distribution Contract Growing Its Global Footprint; Unique Product Offering and Market Demand Spurs Growth”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEDENT, INC.
a Nevada Corporation

Dated: April 4, 2006	/s/ Robin List

Robin List, Chief Executive Officer